Bank SNB Announces Regional President Promotions,  Restructures Commercial Banking Leadership

STILLWATER, Okla., (Dec. 8, 2015) – Bank SNB and its holding company, Southwest Bancorp, Inc. (“Southwest”) (Nasdaq: OKSB),  have promoted three Bank SNB officers to newly created Regional President positions. They will assume the responsibilities previously held by the Chief Banking Officer.

The change is intended to create efficiency in management, improve credit deal flow, focus more direct sales attention on deposit gathering and treasury sales, and provide more direct management and support for the markets. Bank SNB and Southwest have eliminated the position of Chief Banking Officer, which reported to the CEO.  John Danielson had held the Chief Banking Officer position since 2011.

Clay Jett, who has served as Bank SNB’s San Antonio Market President since 2013, has been promoted to Regional President for Bank SNB’s south Texas region, including San Antonio, Austin and south Texas markets. Jett will continue to fill the role of San Antonio Market President and will be responsible for management of the treasury services business line companywide.    Before joining Bank SNB, he was President, San Antonio Region with Texas Capital Bank and earlier career highlights include officer roles at JPMorgan Chase and Comerica Bank.  His bachelor’s degree is in Finance and Economics from the University of Texas at Arlington.

Rick Sirchio, who has served as Bank SNB’s Dallas Market President since 2014 and Manager of Healthcare Lending since 2012, has been promoted to Regional President for Bank SNB’s north Texas region, including Dallas, Fort Worth and north Texas markets.  Sirchio will continue to fill the roles of Dallas Market President and Manager of Healthcare Lending. Sirchio’s experience includes officer roles with Bank of America and Citigroup, as well as Treasurer and VP of Investor Relations at United Surgical Partners International. His bachelor’s degree is in Mathematics from Southern Methodist University, and his M.S. is in Mathematics from Rice University.

Matt Pollock, who has served as Bank SNB’s Oklahoma City Market President since 2012 and in other officer roles with Bank SNB since 2006, has been promoted to Regional President for Bank SNB’s north region, including Oklahoma, Colorado and Kansas.    Before joining Bank SNB, he held officer roles with First United Bank and UMB Bank.  His bachelor's degree is in Finance from the University of Oklahoma, and he is a graduate of the SMU Graduate School of Banking.

David Sine, who has served as a Senior Commercial Banker with Bank SNB since 2013, has been promoted to Oklahoma City Market President, the role recently held by Pollock.  Previously, he was SVP, Manager of Commercial Lending with Bank of Oklahoma for eight years and earlier career highlights include officer roles at First Bethany Bank and Trust and Equity Bank for Savings, N.A.  His bachelor’s degree is in Accounting from the University of Oklahoma.

As Regional Presidents, Jett, Sirchio and Pollock will report directly to Bank SNB Chief Executive Officer Mark Funke.

"We are delighted to have such experienced bankers who are prepared to take on these greater leadership roles within our bank,” said Mark Funke, Bank SNB Chief Executive Officer.  “Each officer contributes valuable experiences and knowledge of our organization, which will allow us to more appropriately focus on banking functions throughout our four-state footprint and improve response times for our clients.  Our executive leadership team is pleased to restructure our organization in a way that we believe will improve our effectiveness and efficiency.”

About Southwest Bancorp, Inc. and Bank SNB

Southwest Bancorp, Inc. is the holding company for Bank SNB, an Oklahoma state banking corporation. Through Bank SNB, Southwest offers commercial and consumer lending, deposit and investment services, specialized cash management, and other financial services from offices in Oklahoma, Texas, Kansas and Colorado, and on the Internet through Bank SNB DirectBanker®. Southwest was organized in 1981 as the holding company for Bank SNB, which was chartered in 1894. For more information, visit www.oksb.com or www.banksnb.com.

Forward-Looking Statements

This press release, and future oral and written statements of Southwest and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Southwest’s results of operations, financial condition, objectives, plans, business, future performance, industry conditions and future economic performance. All forward-looking statements are subject to risks, assumptions, and uncertainties. Our actual results may differ materially from those set forth in any forward-looking statement. Some of the risks or factors that may cause our actual results or other future events, circumstances, or goals to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31st, 2014, Current Reports on Form 8-K, our Quarterly Reports on Form 10-Q, or other applicable documents that are filed with the Securities and Exchange Commission. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Southwest undertakes no obligation to update any forward-looking statement to reflect the impact of new information or future events.

CONTACT: Mark W. Funke

President & CEO

Joe T. Shockley, Jr.

EVP & CFO

(405) 372-2230

Photographs of the officers promoted are available at:

https://www.dropbox.com/sh/kdhr9xm9q0u5n6n/AACEoOm10Gmw3XW-DYo1mjSHa?dl=0